Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2006, except for all common stock and additional paid in capital amounts, and all share and per share data, for which the date is April 12, 2006, accompanying the consolidated financial statements included in the Current Report of Horizon Offshore, Inc. on Form 8-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ Grant Thornton LLP
Houston, Texas
August 3, 2006